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                                                                     EXHIBIT 3.9

                                 AMENDMENT NO. 3
                                     TO THE
                         AMENDED AND RESTATED BY-LAWS OF
                           NCI BUILDING SYSTEMS, INC.

                                September 7, 2000


         The Amended and Restated By-Laws, dated as of February 5, 1992 and as amended by Amendment No. 1 thereto dated as of March 17, 1999 and Amendment No. 2 thereto dated September 9, 1999 (the "By-Laws"), of NCI Building Systems, Inc., a Delaware corporation (the "Company") are hereby amended as follows:

         1. Article VI, Section 2 of the By-Laws is hereby amended to read in its entirety as follows:

                  "SECTION 2. Prepaid Expenses. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the corporation as incurred and in advance of the final disposition of such action, suit or proceeding, provided the party undertakes in writing (in form and substance reasonably satisfactory to the corporation) to repay the amount paid or reimbursed if it is ultimately determined that such party is not entitled to indemnification for such expenses."